Exhibit 99.1

Date:	December 6, 2012
For Release:	Immediate
Contact:	Investor Contact:
	Neal E. Murphy	Joseph Hassett, SVP
	Vice President of Finance, CFO	Gregory FCA Communications
	215-723-6751	610-228-2110

Met-Pro Corporation Announces Third Quarter Financial Results

Net Income Increases 34% on 18% Net Sales Growth

Harleysville, PA, December 6, 2012 – Met-Pro Corporation (NYSE: MPR-News) today announced the Company’s financial results for the third quarter ended October 31, 2012.

Net sales for the third quarter ended October 31, 2012 were $29.8 million, an increase of 18% compared with net sales of $25.2 million for the same quarter last year. Net income was $2.8 million or $0.19 per diluted share, increases of 34% and 36%, respectively, when compared with net income of $2.1 million or $0.14 per diluted share for the third quarter of last year.

New orders received in the third quarter were $24.4 million, compared with $27.5 million for the third quarter of last year. The Company’s backlog of orders entering the fourth quarter totaled $28.6 million, which is equal to the order backlog at the same point last year.

“We are pleased with the results for the third quarter, which we were able to achieve despite a challenging global business environment,” commented Raymond J. De Hont, Met-Pro’s Chief Executive Officer and President. “Strong top line growth and focus on execution and cost control enabled us to achieve a 34% increase in net income. Each of the Company’s business segments was profitable for the quarter. Though the pace of firm orders received in the third quarter slowed as compared to the third quarter of last year, our order backlog and the breadth of our quotation activity remain strong. While there is continuing economic uncertainty in the U.S and other key global economies that could impact our forecasts, we expect to report growth in full year earnings this fiscal year, which would be our third consecutive year having done so, and are well positioned to continue this trend next year.”

Gross profit margin was 35.8% for the quarter as compared with 37.0% for the third quarter of last year and 31.1% for the second quarter of this year. Selling, general and administrative expenses were 21.5% of net sales for the current quarter as compared with 25.1% in the third quarter ended October 31, 2011 and 22.4% for the second quarter of this year.

Net sales for the nine months ended October 31, 2012 were $83.0 million, up 16% when compared with $71.8 million for the same period last year. Net income totaled $5.7 million and diluted earnings per share were $0.38 for the nine months ended October 31, 2012, increases of 14% and 12%, respectively, compared with net income of $5.0 million and diluted earnings per share of $0.34 for the same period last year.

On October 23, 2012, the Company announced a 2.1% increase in the quarterly dividend from $0.071 to $0.0725 per share, or $0.29 per share on an annualized basis. The increased dividend will be payable on December 17, 2012 to shareholders of record at the close of business on December 3, 2012. This is the twenty-second consecutive year that Met-Pro Corporation has paid a cash dividend.

Continued Page 2

Met-Pro Corporation/Page 2

Mr. De Hont and Neal E. Murphy, Vice President of Finance and Chief Financial Officer, will hold a conference call for investors today, December 6, 2012, at 11:00 AM (Eastern). Met-Pro’s earnings release and the accompanying financial supplement, which includes significant financial information to be discussed during the conference call, will be available on Met-Pro’s Investor Relations website at www.met-pro.com/news/news-releases prior to the beginning of the conference call.

Interested persons who wish to hear the live webcast should go to the Met-Pro Corporation website prior to the starting time to register, download and install any necessary audio software.

You may also participate by calling the US/Canada Dial-In Number 877-818-7738 or the International Dial-In Number 706-643-9333 (Conference ID 65160720) at 10:55 AM (Eastern) today. A taped replay of the conference call will be available within two hours of the conclusion of the call and until December 20, 2012. To access the taped replay, call the US/Canada Dial-In Number 855-859-2056 or the International Dial-In Number 404-537-3406 and enter Conference ID 65160720.

About Met-Pro

Met-Pro Corporation, with headquarters at 160 Cassell Road, Harleysville, Pennsylvania, is a leading niche-oriented global provider of product recovery, pollution control, fluid handling and filtration solutions. The Company’s diverse and synergistic solutions and products address the world’s growing need for clean air and water, reduced energy consumption and improved operating efficiencies. Through its global sales organization, internationally recognized brands, and operations in North America, South America, Europe and The People's Republic of China, Met-Pro’s solutions, products and systems are sold to a well-diversified cross-section of customers and markets around the world. For more information, please visit www.met-pro.com.

The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements. Certain information included in this news release, and other materials filed or to be filed with the Securities and Exchange Commission (as well as information included in oral or other written statements made or to be made by the Company), contain statements that are forward-looking. Such statements may relate to plans for future expansion, business development activities, capital spending, financing, the effects of regulation and competition, or anticipated sales or earnings results. Such information involves risks and uncertainties that could significantly affect results in the future and, accordingly, such results may differ from those expressed in any forward-looking statements made by or on behalf of the Company. These risks and uncertainties include, but are not limited to, those relating to, the cancellation or delay of purchase orders and shipments, product development activities, goodwill impairment, computer systems implementation, dependence on existing management, the continuation of effective cost and quality control measures, retention of customers, global economic and market conditions, and changes in federal or state laws. You should carefully consider the factors discussed in Part I, “Item 1A Risk Factors” in our Annual Report on Form 10-K/A for the year ended January 31, 2012 as filed with the Securities and Exchange Commission.

Met-Pro common shares are traded on the New York Stock Exchange, symbol MPR.

To obtain an Annual Report or additional information on the Company, please call 215-723-6751 and ask for the Investor Relations Department, or visit the Company’s website at www.met-pro.com.

Continued Page 3

Met-Pro Corporation/Page 3

Met-Pro Corporation and Subsidiaries
Consolidated Statements of Income
(unaudited)

	Three Months Ended October 31,		Nine Months Ended October 31,
	2012	2011	2012	2011
Net sales	$29,761,356	$25,245,131	$82,965,659	$71,764,377
Cost of goods sold	19,096,841	15,910,283	54,652,514	46,234,343
Gross profit	10,664,515	9,334,848	28,313,145	25,530,034

Operating expenses
Selling	3,071,621	2,944,019	9,160,574	8,784,207
General and administrative	3,343,147	3,387,617	10,735,827	9,437,146
Total selling, general and administrative	6,414,768	6,331,636	19,896,401	18,221,353
Income from operations	4,249,747	3,003,212	8,416,744	7,308,681

Interest expense	(41,470)	(47,153)	(125,868)	(145,862)
Other income	20,110	198,317	115,782	389,647
Income before taxes	4,228,387	3,154,376	8,406,658	7,552,466

Provision for taxes	1,437,652	1,072,490	2,737,226	2,567,839

Net income	$2,790,735	$2,081,886	$5,669,432	$4,984,627

Basic earnings per share	$.19	$.14	$.39	$.34
Diluted earnings per share	$.19	$.14	$.38	$.34

Average common shares outstanding:
Basic shares	14,682,776	14,659,383	14,683,286	14,659,402
Diluted shares	14,734,252	14,799,814	14,733,464	14,788,493

Continued Page 4

Met-Pro Corporation/Page 4

Met-Pro Corporation and Subsidiaries
Consolidated Balance Sheets

	October 31, 2012	January 31, 2012
Assets	(unaudited)
Current assets
Cash and cash equivalents	$31,842,244	$34,581,394
Short-term investments	1,022,266	764,061
Accounts receivable, net of allowance for doubtful accounts of approximately $232,000 and $491,000, respectively	20,895,152	17,373,121
Inventories	18,898,950	17,847,143
Prepaid expenses, deposits and other current assets	1,863,546	1,683,486
Deferred income taxes	167,399	186,329
Total current assets	74,689,557	72,435,534

Property, plant and equipment, net	18,896,612	19,322,436
Goodwill	20,798,913	20,798,913
Other assets	2,654,974	2,952,332
Total assets	$117,040,056	$115,509,215

Liabilities and shareholders’ equity
Current liabilities
Current portion of debt	$379,592	$657,216
Accounts payable	8,134,747	7,684,739
Accrued salaries, wages and benefits	2,173,138	1,827,603
Other accrued expenses	3,991,571	2,357,929
Dividend payable	1,067,028	1,042,297
Customers’ advances	1,188,423	3,232,600
Total current liabilities	16,934,499	16,802,384

Long-term debt	2,381,432	2,687,971
Accrued pension retirement benefits	9,307,757	10,618,047
Other non-current liabilities	58,039	56,391
Deferred income taxes	1,322,075	1,522,451
Total liabilities	30,003,802	31,687,244
Commitments and contingencies
Shareholders’ equity
Common shares, $.10 par value; 36,000,000 shares authorized, 15,928,679 shares issued, of which 1,241,666 and 1,250,051 shares were reacquired and held in treasury	1,592,868	1,592,868
Additional paid-in capital	4,736,738	4,058,735
Retained earnings	98,745,132	96,228,764
Accumulated other comprehensive loss	(7,768,315)	(7,718,883)
Treasury shares, at cost	(10,270,169)	(10,339,513)
Total shareholders’ equity	87,036,254	83,821,971
Total liabilities and shareholders’ equity	$117,040,056	$115,509,215

Continued Page 5

Met-Pro Corporation/Page 5

Met-Pro Corporation and Subsidiaries
Consolidated Business Segment Data
(unaudited)

	Three Months Ended October 31,		Nine Months Ended October 31,
	2012	2011	2012	2011
Net sales
Product Recovery/Pollution Control Technologies	$13,604,696	$11,893,296	$37,298,932	$29,851,166
Fluid Handling Technologies	10,634,005	7,346,897	28,349,511	24,307,152
Mefiag Filtration Technologies	3,037,013	3,286,624	9,412,344	9,630,925
Filtration/Purification Technologies	2,485,642	2,718,314	7,904,872	7,975,134
	$29,761,356	$25,245,131	$82,965,659	$71,764,377

Income from operations
Product Recovery/Pollution Control Technologies	$933,815	$1,064,314	$21,586	$534,986
Fluid Handling Technologies	3,116,729	1,747,678	7,864,387	5,890,077
Mefiag Filtration Technologies	123,525	127,022	419,338	517,572
Filtration/Purification Technologies	75,678	64,198	111,433	366,046
	$4,249,747	$3,003,212	$8,416,744	$7,308,681

	October 31, 2012	January 31, 2012
Identifiable assets
Product Recovery/Pollution Control Technologies	$41,305,110	$36,444,763
Fluid Handling Technologies	20,220,234	19,290,035
Mefiag Filtration Technologies	14,995,354	14,017,572
Filtration/Purification Technologies	8,071,433	8,368,652
	84,592,131	78,121,022
Corporate	32,447,925	37,388,193
	$117,040,056	$115,509,215

Continued Page 6

Met-Pro Corporation/Page 6

Met-Pro Corporation and Subsidiaries
Consolidated Statements of Cash Flows
(unaudited)

	Nine Months Ended October 31,
	2012	2011
Cash flows from operating activities
Net income	$5,669,432	$4,984,627
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	1,498,255	1,433,018
Stock-based compensation	747,347	539,478
Deferred income taxes	(191,247)	(4,646)
Loss/(gain) on sale of property and equipment, net	1,080	(26,003)
Allowance for doubtful accounts	(258,714)	53,654
Changes in operating assets and liabilities:
Accounts receivable	(3,272,233)	(839,188)
Inventories	(1,063,228)	(2,138,267)
Prepaid expenses, deposits and other assets	(459,659)	(246,406)
Accounts payable and accrued expenses	2,395,460	2,028,062
Customers’ advances	(2,045,097)	2,451,901
Accrued pension retirement benefits	(1,310,290)	(2,747,053)
Other non-current liabilities	1,647	1,647

Net cash provided by operating activities	1,712,753	5,490,824

Cash flows from investing activities
Proceeds from sale of property and equipment	–	33,848
Acquisitions of property and equipment	(1,016,028)	(1,636,866)
Purchases of investments	(1,022,266)	(1,010,534)
Proceeds from maturities of investments	1,258,598	497,155

Net cash used in investing activities	(779,696)	(2,116,397)

Cash flows from financing activities
Proceeds from new borrowings	222,778	426,802
Reduction of debt	(766,686)	(625,413)
Exercise of stock options	–	42,800
Payment of dividends	(3,128,334)	(2,902,505)
Purchase of treasury shares	–	(42,800)

Net cash used in financing activities	(3,672,242)	(3,101,116)
Effect of exchange rate changes on cash	35	34

Net (decrease) increase in cash and cash equivalents	(2,739,150)	273,345

Cash and cash equivalents at February 1	34,581,394	32,400,814

Cash and cash equivalents at October 31	$31,842,244	$32,674,159

###